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                                                                      EXHIBIT 20

FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank
                                  Collection Period:                        1-Mar-99         31-Mar-99
                                  Distribution Date:                       15-Apr-99

                                                                                         Per $1,000 of
                                                                                            Original
Statement for Class A and Class B Certificateholders Pursuant                           Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                Certificate Amount
                                                                                       ------------------
(i)     Principal Distribution
           Class A Certificate Amount                                 $ 5,271,038.04      $13.51526324
           Class B Certificate Amount                                 $   248,373.52      $13.51471977

(ii)    Interest Distribution
           Class A Certificate Amount                                 $   260,816.42      $ 0.66874922
           Class B Certificate Amount                                 $    12,591.02      $ 0.68511372

(iii)   Servicing Fee                                                 $    44,050.00      $ 0.10786408

(iv)    Class A Certificate Balance (after principal distributions)   $45,209,558.88
        Class A Pool Factor (after principal distributions)                0.1159201
        Class B Certificate Balance (after principal distributions)   $ 2,131,032.33
        Class B Pool Factor (after principal distributions)                0.1159556

(v)     Total Pool Balance (end of Collection Period)                 $47,340,591.21

                                                                      Current Period        Cumulative
                                                                      --------------      --------------
(vi)    Defaulted Receivables                                         $   102,038.90      $13,843,821.25
        Liquidation Proceeds                                              271,871.08        7,781,301.67
                                                                      ==============      ==============
        Aggregate Net Losses                                          $  (169,832.18)     $ 6,062,519.58
                                                                      ==============      ==============

(vii)   Aggregate Principal Balance of Receivables
          Repurchased by Seller or Servicer:
           Principal Portion                                          $         --
           Interest Portion                                           $         --

(viii)  Class A Interest Carryover Shortfall                          $         --
        Class B Interest Carryover Shortfall                          $         --
        Class A Principal Carryover Shortfall                         $         --
        Class B Principal Carryover Shortfall                         $         --

(ix) Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                             $ 6,125,764.72

(x)     Specified Reserve Account Balance (after giving effect
           to payments made on the Distribution Date)                 $ 6,125,764.72
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